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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Integrated Equipment Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1992 Stock Option Plan, as amended, of Integrated Process Equipment Corp. of our report dated August 1, 1997, relating to the consolidated balance sheets of Integrated Process Equipment Corp. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 1997 Annual Report on Form 10-K of Integrated Process Equipment Corp.

                                                     KPMG PEAT MARWICK LLP

                                                     /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
July 13, 1998